EXHIBIT 99.1

CONTACT:  Pamela L. Dull, Sonus Pharmaceuticals, (425) 487-9500, Ext. 255

Sonus Pharmaceuticals Modifies Terms for Proposed Acquisition of Synt:em

BOTHELL, WA—December 28, 2004—Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) and Synt:em, S.A., a privately held biopharmaceutical company located in Nimes, France, today announced that they have revised the terms for Sonus’ proposed acquisition of Synt:em, which had been announced on November 3, 2004.

Highlights of the new agreement include:

•      Sonus will issue a maximum of 5.4 million shares to acquire 100% of the outstanding shares of Synt:em, compared to the issuance of between 7.6 million and 8.9 million of Sonus shares under the previous agreement.

•      The new terms include the issuance of Sonus shares at closing having an approximate value of $12 million.  The remaining Sonus shares will be issued upon achievement of contingent milestones based on Synt:em product candidates entering Phase 2 clinical trials, as compared to Phase 1 trials under the previous agreement.

•      Under the new agreement, should the contingent milestone payments be earned, Synt:em shareholders would own 20% of the combined entity, based upon the number of shares of Sonus common stock outstanding today, which compares to ownership of 26% to 29% under the previous agreement should milestones have been met.

•      The new agreement also includes a mechanism to reallocate a portion of the Sonus shares issued at transaction closing to the contingent milestone pool should Sonus reach agreement with the U. S. Food and Drug Administration (FDA) on Phase 3 testing or enter into a corporate partnership for TOCOSOL® Paclitaxel, the Company’s lead cancer product.  The previous agreement had no such mechanism.

The Board of Directors of Sonus and Synt:em shareholders have unanimously approved the revised terms of the acquisition agreement.  The transaction is targeted to close in the first quarter of 2005 and is subject to approval by the shareholders of Sonus and other customary closing conditions.

“The strategic rationale for combining Sonus and Synt:em remains compelling.  This acquisition brings together two highly complementary companies and represents an outstanding opportunity to expand Sonus’ potential product portfolio and technology capabilities, both of which will increase long-term shareholder value,” said Michael A. Martino, President and Chief Executive Officer of Sonus Pharmaceuticals.  “Since announcing the proposed Synt:em acquisition, we have gained further clarity on the regulatory strategy for TOCOSOL Paclitaxel following an end of Phase 2 meeting with the FDA in December.  It therefore was appropriate to amend the original terms to more accurately reflect the increased value of Sonus’ anticipated achievement of pending milestones for TOCOSOL Paclitaxel.”

In September 2004, Sonus requested and was subsequently granted a meeting with the FDA to discuss its Phase 3 plans for TOCOSOL Paclitaxel.  On December 21, the Company reported under Form 8-K that it had recently met with the Agency, and based on preclinical and clinical data generated to date, the FDA indicated that it is appropriate to pursue Phase 3 testing and submission of a TOCOSOL Paclitaxel New Drug Application (NDA) under a 505(b)(2) regulatory mechanism, as per Sonus’ stated objective.  The FDA’s use of 505(b)(2) is designed to streamline the NDA review process by not requiring duplicate work.  The 505(b)(2) approval path will rely on the FDA’s previous findings of safety and efficacy for Taxol®, the reference paclitaxel product, supplemented by additional data supporting TOCOSOL Paclitaxel’s efficacy and safety.

About Sonus Pharmaceuticals, Inc.

Headquartered near Seattle, Sonus Pharmaceuticals is focused on the development of novel drugs for the treatment of cancer that offer improved administration, tolerability, safety and effectiveness.  The Company’s lead product is TOCOSOL Paclitaxel, a novel formulation of the leading anti-cancer drug paclitaxel.  With patient enrollment complete in Phase 2a studies of TOCOSOL Paclitaxel, and Phase 2b studies ongoing, Sonus continues to advance the product toward Phase 3 testing.  In addition to executing its plans for TOCOSOL Paclitaxel, the Company remains focused on driving product and corporate development activities towards building and expanding its pipeline of oncology product candidates.  For additional information, including news releases, please visit Sonus’ web site at www.sonuspharma.com.

About Synt:em, S.A.

Located in Nimes and Montpellier, France, Synt:em was founded in 1995 to discover and develop novel drugs that address unmet medical needs in cancer, pain management and diseases affecting the central nervous system.  The company has approximately 40 employees.  Additional information about Synt:em is available at www.syntem.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products.  As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 12, 2004 and Quarterly Report on Form 10-Q filed November 15, 2004, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  the Company’s and Synt:em’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that clinical studies with TOCOSOL Paclitaxel will not be successful; risks that the FDA may not approve the Company’s proposed New Drug Application; risks that the Company may not be able to effectively or completely integrate the business and operations of Synt:em; risks that the combined company may not be able raise capital to finance the increased costs of the business and operations of both companies; and risks of successful development of additional drug delivery products.  Sonus undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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Additional Information about the Acquisition

Sonus will file a proxy statement and other documents concerning the proposed acquisition of Synt:em with the Securities and Exchange Commission.  Sonus stockholders are urged to read the proxy statement when it becomes available and other relevant documents filed with the SEC because they will contain important information.  A copy of the proxy statement will be mailed to the stockholders of Sonus.  Sonus stockholders may obtain a free copy of the proxy statement and other relevant documents filed by Sonus with the SEC when they become available at the SEC’s website at www.sec.gov.  The proxy statement and these other documents may also be obtained for free from Sonus by directing a request to:  Investor Relations, 22026 20th Avenue S.E., Bothell, Washington, 98021, telephone number (425) 487-9500.

Sonus and its directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from the stockholders of Sonus with respect to the proposed transaction.  Information regarding the names, affiliations and interests of the participants in the solicitation will be included in the proxy statement.